UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2015

LiqTech International, Inc.

(Exact name of registrant as specified in charter)

Nevada	000-53769	20-1431677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Industriparken 22C, 2750 Ballerup, Denmark
(Address of principal executive offices)	(Zip Code)

+4544986000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On October 13, 2015, LiqTech International, Inc., a Nevada corporation (the “Company”), held its annual meeting of stockholders (the “Meeting”). A total of 30,851,565 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), were present or represented by proxy at the Meeting, representing approximately seventy eight percent (78%) of the outstanding Common Stock as of September 8, 2015, the record date for the Meeting.

At the Meeting, four (4) proposals were submitted for a vote of the Company’s stockholders and the related results are as follows:

Proposal No. 1: The election of Aldo Petersen, Paul Burgon, Mark Vernon, Michael S. Barish, Rengarajan Ramesh, and Sune Mathiesen for terms until the next succeeding annual meeting of stockholders or until such directors’ successor shall have been duly elected and qualified. The stockholders elected the six (6) directors by the following votes:

Name	For	Withheld	Broker Non-Vote
Aldo Petersen	16,741,392	3,866,425	10,243,748
Paul Burgon	20,524,817	83,000	10,243,748
Mark Vernon	20,231,445	376,372	10,243,748
Michael S. Barish	20,524,817	83,000	10,243,748
Rengarajan Ramesh	20,524,817	83,000	10,243,748
Sune Mathiesen	20,374,141	233,767	10,243,748

Proposal No. 2: The stockholders ratified Gregory & Associates, LLC as the Company’s independent registered accounting firm by the following votes:

Votes For	30,745,623
Votes Against	105,942
Abstentions	0

Proposal No. 3: The approval of a non-binding advisory resolution approving the compensation of the Company’s named executive officers, as described in the Company’s Proxy Statement. The stockholders approved the non-binding advisory resolution on executive compensation by the following votes:

Votes For	20,326,524
Votes Against	127,617
Abstentions	153,676
Broker Non-Vote	10,243,748

Proposal No. 4: The approval of a non-binding resolution regarding the frequency of future advisory votes on the compensation of the Company’s named executive officers which could be held every year, every two (2) years or every three (3) years. The stockholders approved the non-binding advisory resolution regarding the frequency of future votes on executive compensation every three (3) years as follows:

1 Year	6,339,886
2 Years	1,231,983
3 Years	12,981,856
Abstentions	54,092
Broker Non-Vote	10,243,748

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LIQTECH INTERNATIONAL, INC.
Date: October 16, 2015	/s/ Sune Mathiesen
Sune Mathiesen
Chief Executive Officer, Principal Executive Officer and Director